Exhibit 5.01

220 South Franklin Street Tampa, Florida 33602-5330 (813) 224-9255[Phone] (813) 223-9620 [Fax] www.bushross.com Mailing Address: Post Office Box 3913 Tampa, Florida 33601-3913

[—], 2009

VIA U.S. MAIL

Mr. Anastasios Kyriakides

Net Talk.com, Inc.

1100 NW 163rd Drive

Miami, Florida 33169

Mr. Kyriakides:

We have acted as counsel to Net Talk.com, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-1, Registration No. 333-157187, as amended to date (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of [—] shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable upon exercise of the Company’s issued and outstanding Series A Common Stock Purchase Warrants (the “Series A Warrants”) and Series B Common Stock Purchase Warrants (the “Series B Warrants”).

You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to the requirements of Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-X promulgated by the Commission under the Act.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement (including all amendments thereto) as filed with the Commission, (ii) the Company’s Articles of Incorporation, as amended and/or restated to date, (iii) the Company’s By-Laws, as amended and/or restated to date, (iv) resolutions of the Board of Directors of the Company relating to the issuance of the Shares covered by the Registration Statement; and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We also have relied upon the presumption of regularity and continuity as it pertains to the Company’s corporate records. In

[—], 2009

addition, we have assumed the conformity of the certificates representing the Shares to the form of the specimen thereof examined by us and the due execution and delivery of such certificates.

In rendering any opinion that the Shares are “validly issued,” we have assumed that the Company will not issue shares of common stock in the future that would cause the issuance of the Shares to exceed the number of shares of common stock that are then authorized for issuance under the Company’s Articles of Incorporation.

Further, we assume that at or prior to the time of delivery of any of the Shares, the Registration Statement will have been declared effective under the Securities Act, that the registration will apply to such Shares and will not have been modified or rescinded, and that there will not have occurred any change in law or any resolution or other document affecting the validity of the issuance of the Shares.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Florida and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued in accordance with the terms and conditions of the Series A Warrants and Series B Warrants, as applicable, and when the consideration therefore shall have been received by the Company, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof, and any amendments thereto. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the fact that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and may not be relied upon for any other purpose. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

[—] DRAFT